SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2002

SATX, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-29755	87-0293479
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2424 N. Federal Highway, Suite 160
Boca Raton, Florida		33431
(Address of principal executive offices)		(ZIP Code)

(561) 417-2988

(Registrant’s Telephone Number, Including Area Code)

8302 Dunwoody Place, Suite 270, Atlanta, Georgia 30350

(Former Name or Former Address, if Changed Since Last Report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

Lilly Beter Capital Group, Ltd., the registrant’s private Investment Banking Group acquired the voting rights to approximately thirty seven million (37,000,000) shares of SATX, Inc. common stock from Kosti Shirvanian, John Hartunian and their friends and family. Lilly Beter Capital Group, Ltd. also has the right to acquire from SATX, Inc. approximately eighty-eight million (88,000,000) shares of unregistered common stock at one cent (0.01) per share, and two hundred fifty million (250,000,000) unregistered shares of preferred stock at one cent (0.01) per share. The board of directors is comprised of Garry McHenry, President, Celso B. Suarez, Jr., and Khoren Shaginian. The board will be expanded after the Chapter 11 Bankruptcy reorganization has been completed.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

(a) On March 22, 2002 SATX, Inc. filed a voluntary petition for relief under Chapter 11, Title 11 United States Code in the U.S. Bankruptcy Court for the Southern District of Texas, Case No. 02-20829-C-11. SATX, Inc. is a Debtor in Possession and subject to the general supervision of the U.S. Trustee’s office.

(b) A plan of reorganization will be filed within the time frames provided by Bankruptcy Law.

ITEM 6. RESIGNATIONS OF REGISTRANT’S DIRECTORS.

On December 27, 2001 Terry Colbert, President, Chairman and CEO submitted a letter of resignation. On February 12, 2002 Lilly Beter, Kosti Shirvanian and John Hartunian resigned their positions as directors.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

SATX, Inc. is in violation of SEC requirements for not timely filing a 10-KSB with audited financial statements for December 31, 2001, and a 10-QSB for March 31, 2002. Registrant cannot file the financial statements required by the Form 10-KSB and 10-QSB because Total Telephone Concepts, Inc., a wholly owned subsidiary of registrant, has not complied with several requests for production of all financial books and records for the year 2001. This noncompliance by Total Telephone Concepts, Inc. continues into 2002 and has prevented completion of the December 31, 2001 10-KSB and subsequent 10-QSB for the period ending March 31, 2002. This issue has been discussed with the SEC. Jesse Blanco, registrant’s bankruptcy counsel, filed a Motion to Compel Turnover of Total Telephone Concepts, Inc.’s records.

The following documents are provided as Exhibits to this Form 8-K/A:

(c) EXHIBITS.

EXHIBIT NO.	DOCUMENT DESCRIPTION

17	Resignation letter to the SATX, Inc. Board of Directors from Terry Colbert, President and Chief Executive Officer, dated December 27, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATX, INC.

June 5, 2002

By:	/s/ Garry McHenry

Garry McHenry, President

EXHIBIT NO.	DOCUMENT DESCRIPTION

17	Resignation letter to the SATX, Inc. Board of Directors from Terry Colbert, President and Chief Executive Officer, dated December 27, 2001.